Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of

Citrine Global, Corp

We consent to the use of our report dated April 7, 2022, with respect to the consolidated financial statements of Citrine Global Corp and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel

June 28, 2022